Exhibit 99.1

Steel Partners Holdings Announces Ryan O’Herrin Named Chief Financial Officer

NEW YORK, NY, August 7, 2023

NEW YORK, N.Y. – August 7, 2023 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced the appointment of Ryan O’Herrin as Chief Financial Officer.

O’Herrin is an established financial leader with over 20 years of successful achievements across multiple industries. O’Herrin was most recently the Division Finance Director for Eastman. Previously, O’Herrin was Division CFO for Genus PLC and had multiple roles in Strategy, Finance, and I.T. with Weir Group PLC. O’Herrin has a B.S. in Computer Science and an MBA from the University of Wisconsin-Madison. O’Herrin is also a Certified Public Accountant and Certified Management Accountant. In addition, O’Herrin graduated from the Advanced Management Program at Harvard Business School.

O’Herrin will report directly to Warren Lichtenstein, Executive Chairman of Steel Partners. Current Chief Financial Officer for Steel Partners, Jason Wong, has resigned from his position with the Company to pursue other opportunities.

“Ryan is a highly accomplished finance leader who will further strengthen our finance and accounting function, drive efficiencies through process improvements, support our capital allocation strategy, and develop our strong and talented team of finance professionals,” said Lichtenstein. “Ryan will be an exceptional addition to our leadership team.”

“I want to thank Jason for his service to the Company,” said Lichtenstein. “Jason has exceptional intellect and has successfully led the finance team at Steel Partners. We wish him the best and appreciate his commitment to a successful transition.”

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, and youth sports.

Investor contact:

Jennifer Golembeske

212-520-2300

jgolembeske@steelpartners.com